Hooper Holmes, Inc.
2009 Fourth Quarter Financial Results Conference Call
March 12, 2010

Operator:  Ladies and gentlemen, thank you for standing by.  Welcome to the Hooper Holmes 2009 Fourth Quarter Financial Results Conference Call.  During today’s presentation all parties will be in a listen-only mode.  Following the presentation the conference will be opened for questions. If you have a question please press the star, followed by the one on your touch-tone phone.  If you would like to withdraw your question please press the star, followed by the two.  If you are using speaker equipment, please lift the handset before making your selection.  This conference is being recorded today, Friday, March 12, 2010.

I would now like to turn the conference over to Mr. Andrew Berger.  Please go ahead.

Andrew Berger: Thank you.  On behalf of the management of Hooper Holmes, we are extremely pleased that you have taken the time to participate in our conference call, and thank you for joining us to discuss the company’s 2009 fourth quarter financial results and business outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the call, or during the course of this conference call, especially those that state management’s intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements.  It is important to remember that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s annual report on Form 10-K, copies of which may be obtained by contacting either the company or the SEC.

By now you should have received a copy of the news release which was issued this morning before the market opened.  If you have not received a copy please call me, Andrew Berger, at 216-464-6400 and I will send a copy to you.

Participating in the call today are Roy Bubbs, Hooper Holmes President and Chief Executive Officer, and Mike Shea, Senior Vice President, Chief Financial Officer, and Treasurer.

At this time I will turn the call over to Roy Bubbs.  Roy?

Roy Bubbs: Thank you, Andy, and good morning, everyone, and thank you for joining us today.  I’m very pleased to be reporting our profitability for the fourth quarter and our annual results.  These results show the payoff from the work we’ve done to improve our business and operations.

We generated 3.1 million in cash from operations in the fourth quarter, and 8.7 million for the full year.  We also reduced our costs for the year by approximately $8 million.

We began 2010 with even a lower cost structure, a strong balance sheet, no debt, and 16.5 million in cash.

We did much more than just generate cash and cut costs in 2009.  We completed a series of strategic initiatives that give us competitive advantages.  We’ve brought important new services to the market.  We introduced Instant Scheduling, which allows us to complete an insurance exam in under six days.  We believe now that makes Portamedic the fastest insurance exam company.  We introduced Broker Elite providing case management services to the largest distributors of life insurance in the United States.  As a result orders from brokers were up last year.  We showed how Heritage Labs biostatistical research can improve underwriting.  Our research was endorsed by some of the industry’s leading reinsurers.  We’ve developed a new risk score for diabetes and we are deploying more risk scores to help our customers reduce the costs, improve the yield of lab testing.  And during the year we completed a SAS 70 audit, a comprehensive review of our information technology operations.  We also established a dedicated HIPAA and privacy compliance management.  Taken together, these two steps should make our customers and our applicants even more confident about our commitment to information security. Overall, I’m proud of the way we have differentiated our exam and lab testing services.  I’m also proud of the way we have managed costs.  With a reasonable economy and a return to a business-as-usual in the life insurance industry, we are well positioned to consistently generate earnings from operations.

As shareholders, you own some powerful assets.  Portamedic has a strong brand, completing between 40% to 45% of all the life insurance exams in the United States.  We are working to increase that percentage with new services to help insurance companies further reduce cancellation rates and improve closing ratios.  At a time when health reform is front-page news, your company operates an efficient, accurate, national network of local medical professionals.    Portamedic examiners and a national footprint can also serve growing health and wellness markets.  In 2010 we expect to deliver millions of dollars of revenues from new screenings for Medicare Advantage plan sponsors.  And, we have just been selected by a major health insurer to screen their new health plan participants, which may deliver over $1 million in new revenues in 2010.

I’m also proud of our Health & Wellness and Lab operations.  Health and wellness grew 39% in 2009.  We see double-digit growth continuing for this business in 2010 as our team continues to sign on new customers and expand our capabilities.  Heritage Labs grew in the fourth quarter and we are optimistic about continued growth in the lab testing and kit manufacturing.

We are making progress correcting some of the challenges facing our Hooper Holmes service division.  This division operates in four areas: a call center we manage for one of our largest customers; a medical records collection business; tele-interviewing services; and underwriting.  Our volumes have dropped as our customers’ volumes have significantly declined.  However, we will soon finish deploying our variable cost platform across these businesses to improve our profitability.  And our professional tele-underwriting service, which uses trained underwriters, and our physicians’ information line service are growing.

Let me turn it over to Mike now for the numbers.

Michael Shea:  Thank you, Roy, and good morning, everyone.  For the fourth quarter 2009 our consolidated revenues decreased 5% to 45 million, compared to 47.4 million in the fourth quarter of 2008.

Net income for the quarter was $3 million, or $0.04 per share, compared to net income of 1.2 million, or $0.02 per share in the prior year.   Our fourth quarter net income includes a $1.5 million tax benefit pertaining to the utilization of fully reserved net operating losses resulting from the Business Assistance Act signed into law during the fourth quarter of 2009.  We received the corresponding tax refund of 1.5 million last month.  For the fourth quarter of 2008, it includes a reversal of approximately 1.6 million in SG&A incentive accruals along with a $0.2 million loss from discontinued operations.

As for revenues in the fourth quarter, our Portamedic revenues decreased approximately 3% to 32.3 million.  This revenue decline is a result of a reduction in paramedical exams completed of 4%, partially offset by slightly higher revenue per exam in comparison to the prior year period.  Heritage Labs revenues totaled 3.1 million in the fourth quarter, an increase of 5% from the prior year.  Revenues for our health and wellness business were up significantly in comparison to the prior year, increasing approximately 39% to 4.1 million in the fourth quarter of 2009, while our Hooper Holmes Services revenues decreased 34%, to 5.5 million, primarily resulting from reduced demand for our out-sourced underwriting services.

Our consolidated gross margin for the fourth quarter of 2009 was 27.2%, compared to 24.2% in the prior year.  This margin improvement of approximately 300 basis points is primarily a result of cost reduction actions implemented throughout the year.

As for selling, general, and  administrative expenses, SG&A on a consolidated basis, totaled 10.5 million in the fourth quarter, an increase of approximately 0.5 million, or 5% from the prior year.  This quarter-over-quarter increase is primarily attributable to a $1.6 million incentive accrual reduction recorded in the fourth quarter of 2008.

Regarding our balance sheet, working capital at December 31st, 2009 was 30.1 million, including 16.5 million in cash and cash equivalents, and no debt outstanding.   Accounts receivable totaled 20.4 million, with days sales outstanding of 41 days.  Regarding cash flows, cash provided by operations approximated 3.1 million in the fourth quarter of 2009.  Capital expenditures for the quarter were approximately 0.7 million.

And with that I’ll turn the call back to Roy.

Roy Bubbs:                                Thanks, Mike.  Before I take your questions, I’d like to talk about our outlook for the year, which, quite frankly, depends on an improvement in the economic climate and the life insurance industry.

Our success is built upon a three-legged stool.  First, we need to continue to contain costs.  We have a strong track record in this area and we’re not letting up.  Second, we need to continue to execute on our current plan.  Our strategy is to earn more business through improved services.  We will make Portamedic even faster and more accurate.  We will leverage Heritage Labs research to grow our testing business.  We will continue to expand our Health & Wellness capabilities.  And we will help our customers work smarter, faster, and better through Hooper Holmes Services.  Third, we need new revenues from our new initiatives outside the life insurance industry.  These three things need to come together with an improved economy and life insurance industry for our business to meet its growth and profitability targets this year.

We’re not sitting on the sidelines waiting for the economy to improve.  In Portamedic our new initiatives include new revenues from new health insurance and Medicare Advantage screenings.  I am pleased to say we are seeing some traction.  We started doing Medicare Advantage screenings in December.  And we have signed agreements to provide these services in three States and we are working now to begin to ramp these businesses up.  We have also been chosen to deliver what could be tens of thousands of new screenings for a large health insurer.  And we are now providing new finger printing and drug testing services in many of our Portamedic local offices.

Heritage Labs should benefit from Portamedic’s growth by completing new lab tests from new health plan customers.  Heritage Labs is also expanding distribution channels for its testing kit, which will be sold through medical supply companies and new retail channels.

Health & Wellness is also expanding beyond our wellness and disease management customers.  This division is signing up new health management companies for screening, and kit and lab services.  We are also developing important new services for the health care industry.  For example, we have developed a new Internet based platform to find people with undiagnosed diabetes, much earlier and more efficiently than currently possible.  Our unique screen before the screen allows us to focus on those at highest risk.  People at highest risk then receive a lab test for A1c, which is the American Diabetes Association’s preferred method of measuring diabetes risk.  We have recently signed an agreement to provide this platform to a Blue Cross Blue Shield organization with more than one million members.  We’re also extending our reach in to clinical trials.  We have a contract to help a manufacturer win FDA approval for a new medical device.  And, we are developing new services to reduce hospital re-admission and support the patient centered medical home.

I have to say in fairness that 2010 is off to a challenging start.  Unemployment is at a 25-year high, around 10%.  Consumer confidence fell in February to 46 points, a 13% drop over the last six months.  This translates into a difficult environment for the insurance industry.  The weather in the northeast and the mid-west hasn’t helped either.  The industry lost approximately four days of productivity in January and February because you can’t sell insurance and you can’t complete insurance exams in snowstorms.

The best summary of our outlook is to confirm that we expect to be profitable for the year.  Looking at the sum of the cost controls and revenue initiatives we have in place our goal is still to achieve a minimum of 5% profitability in 2010.  But, for us to do this, the economy and the life insurance industry can’t stay where it is today.  In fact, we are concerned about achieving Q1 profitability based on the results we’ve seen in January and February.  If the trend we have seen in the first two months of the year continues it will be very difficult in meeting the plan.

Finally, our Board continues to work to make our Company an even more responsive and shareholder friendly business.

And now, let me—let’s turn it over to your questions.

Operator: Thank you.  We will now begin the question and answer session.  As a reminder, if you have a question please press the star, followed by the one on your touch-tone phone.  If you would like to withdraw your question please press the star, followed by the two.  If you’re using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Dennis Van Zelfden with Brazos Research.  Please go ahead.

Dennis Van Zelfden:  Good morning, everyone.  My first question revolves around the SG&A.  Does the 10.5 million that you reported include some extra depreciation that—as you have reported in past quarters?

Michael Shea:  Yes, Dennis, let me address that.  There is 0.6 million of the accelerated depreciation in that number that we spoke about in prior quarters.  I do want to point out though, because it is a fourth quarter number, and if you’re looking at run rates going forward specifically first quarter, there’s a couple of adjustments in Q4 2009 that historically we always have in the fourth quarter, decreases to SG&A.  Number one is the incentive compensation as we true up our targets at the end of the year, in the fourth quarter we had about a $400,000 reduction in incentive accruals.  Also, vacation allowances, compensated absences, we have a use-it-or-lose-it policy, so at December 31st we took approximately $400,000 back into income in the form of reduced SG&A, and other minor you know year-end adjustments.  So that 10.5 has to be the 600,000 of accelerated depreciation, but then the other direction about you know, 800,000, a million or so, going in the other way for SG&A, so you know a better run rate would be in that 11.5 million range for Q1.

Dennis Van Zelfden: And, then again, the 11.5 would include another 600,000 correct?

Michael Shea: That’s correct.  That goes until the second quarter, the end of the second quarter of this year.

Dennis Van Zelfden:  Okay.  With respect to gross profit margins is there room for them to rise further without an increase in revenue?

Michael Shea:  We’re always looking to reduce.  If you’re talking the actual margin it depends how much revenue goes down, if it does continue to decline.  But where—we’re constantly looking at that, Dennis, and have a number of cost reduction programs currently underway, you know, you see that.  They’ve been underway.  You see the 300 basis point improvement that we had here in the fourth quarter and that was on a revenue decline of 5%.  Revenue was down year-over-year in January and February of 2010 and we continue to look at all those costs of operations to see where we can make reductions so, you know, we continue to manage our gross margin.

Dennis Van Zelfden:  Okay.  So I guess what I’m hearing is that there may be a little more room to go up, but you really need a turn in revenue to get ‘em really going?

Michael Shea: Yes, and that’s a great point.  When the revenue does turn, I mean, we’re really very lean in our costs of operations right now so, a large portion of that incremental revenue will start to flow through to the bottom line.

Dennis Van Zelfden:  Okay.  With respect to the 5%, I would assume that’s a pre-tax goal in 2010 and I heard your comments that a number of things have to kind of turn around to get there, but what kind of revenue level would you need to have to get there?

Michael Shea:  You’re exactly right.  The 5%, we have spoken about that.  That is our goal.  It is going to be challenging based on what we’ve just talked about for our first quarter of 2010.  Revenue has to increase, and it has to come both in our core existing business and from the new revenue initiatives that Roy was just talking about.  But you know in your modeling, Dennis, you need to get up into that $195 – $200 million range to really start achieving 5% pre-tax number.

Roy Bubbs:  But saying that we—one of the things we did in our plans is we did factor in the challenge of what the industry was showing us at the end of the year.  And, so we’ve targeted a more aggressive cost cutting to hopefully create an insurance contract for us and to achieving, still achieving those plans.  So we’ve looked at all the parts of the three-legged stool and—in trying—in forecasting and therefore, as we’ve said we—the industry is off to a very interesting start, which is a significant part of our revenues.  We factored in some of that.  It’s too early to tell if that—how hard of that impact we’ll feel going in to the next few months.  I think some of it is for sure is weather and when you think about weather for a second, you know. We didn’t lose obviously in southern California snow days, but the—obviously in Washington, D.C. and the Philly area, they lost more than three or four snow days, so collectively we think it’s at least four plus days.  And when you’re doing over 5,000 exams a day that equates to over 20,000.  And then if you use a simple, you know that some exams cost more than 100, some cost less than 100, so let’s use $100 for a number, that’s over $2 million of revenue that we think is pretty directly related to a weather condition that is out of all of our control.  We truly don’t anticipate having snow days in March and April and May going forward.

Dennis Van Zelfden:  Okay.  Roy, continuing on, excuse me, last question here.  In past conference calls you alluded to what I would refer to as some big upcoming revenue opportunities.  Now when you talked about your new Medicare Advantage and your new health plan participant that’s going to give you some business, is that what you were talking about or is there something else that you still haven’t told us about?

Roy Bubbs:  Well we have a multitude of things we’re working on.  Those two. We have contracts.  We’re actually starting a business as of December in the Medicare side of it, and so that’s why I’m now verbalizing it.  As we do have a contract with a Blue Cross and Blue Shield, large Blue Cross and Blue Shield provider which we will probably be announcing in the next couple, three weeks.  But as we do have contracts, as we start seeing revenue, that’s when I feel comfortable to start talking to them more, you know, specifically.  So, but we do have a multitude of different revenue generating plans that we’re working through.  We’re working with insurance companies and we hope to be announcing many of them in the second and third quarters as we go along.

Dennis Van Zelfden:   Okay.  Thanks, guys.

Michael Shea:   Thank you.

Operator:  Thank you.  Our next question comes from the line of Walter Schenker with Titan Capital.  Please go ahead.

Walter Schenker:  Hi.  Two questions.  First, I may have heard it wrong, but in the base Portamedic business the decline—straight question.  Pricing year-over-year was relatively flat?

Michael Shea: That’s correct.

Walter Schenker: Hadn’t it been running ahead 3% to 5% based on price increases and price competition mix?

Michael Shea: It was, yes, in the 3% range earlier in 2009, Walter.  That is correct.  Pricing is becoming—the exact amount it was up, it was still up but up 0.3%.  Pricing is becoming very competitive, very competitive in this—there’s certainly a lot of pressure on the insurance industry and that’s translating through to their suppliers and that’s us.  So pricing is becoming competitive and the good news is in the fourth quarter as you saw our year-over-year unit decline has decreased and improved actually, but pricing year-over-year is starting to flatten out and I would expect that to continue in 2010.

Walter Schenker: Okay.  And second question.  Roy, you made reference to what, for me, was some non-traditional customers, traditional being corporate customers, in the wellness testing.  Could you expand on that a little bit more?  Just give us some sense as to what the magnitude of that might be going forward?

Roy Bubbs:  Yes.  It’s really too early to tell, you know, we—we’ve entered, as I said, the clinical trial area.  We have, in doing the clinical testing, we have quite—we continue to grow that area.  The clinical trial area is something we went into last year and we continue to look at opportunities there.  Some of these can expand and be quite lucrative and some of these can turn out to, obviously, not generate much revenue at all.  You know last year we thought we would do a fair share of flu shots in the fourth quarter, and we all know the problem with getting flu vaccine in the fourth quarter of last year.  And therefore that obviously affects us.  So we’re constantly working on things that ebb and flow.  And one of my problems in answering that question right now is obviously there’s the ebb and flow in D.C.  While we think we’re on the right track on some of the deliveries, until the health plan is or lack of a health plan is clearly defined, some of them—some of these things may not develop and will give us opportunities to do some other things.  So we’re trying to keep a broad base in the various developments that we’re doing to go with the flow of where health care is emerging to.   That’s a lousy answer to a good question.  But we are moving in to non-traditional areas.  We do also believe that we’ll be able to support the pharma industry better as we move forward and, hopefully, we’ll be talking about that in the second and third quarters.

Walter Schenker:  Okay.  Thanks a lot.

Michael Shea:  Thank you, Walter.

Operator:  Thank you.  As a reminder, ladies and gentlemen, if you would like to ask a question, please press star, one at this time.

Our next question comes from the line of Beth Lilly with Gamco.   Please go ahead.

Beth Lilly:  Good morning.

Rob Bubbs:  Morning.

Michael Shea:  Good morning, Beth.

Beth Lilly:  I wanted to just talk about the Portamedic business for a little bit here.  Can you, excuse me.  Do you expect the business to be up in terms of revenues this year?

Rob Bubbs:  The answer, you know, is an unknown answer and that is the economy and the life insurance industry.  Look, we—I looked at the first two months of sales from the life—our top 20, or let me check, yes, top 25 insurance companies year-over-year.  And we all—and I compared it to last year, which obviously wasn’t a stellar year.  And 17 of those 25 are off from last year.  And when you added the average up, it was double digits.  So our top 25 customers in general are off to a worst start than they were off of next year.  On top of that management, our business managers and Burt Wolder, our Chief Marketing Officer, and I spend a lot of time on the street with insurance companies, and they’re—they are talking about a slow start in some of the things they’re doing in order to catch up.  So when you add the consumer confidence aspect, the insurance industry off to a slow start, and there’s various reasons for that, I’d like—I’d love to think it was all the weather, but it isn’t all the weather.  You know, it doesn’t paint an exciting picture of the first two months.  Saying all that we’ve built this program where we’re starting to work with some of the larger distributors who collect the information before they send it to the insurance companies.  That creates opportunities.  We have Instant Scheduling.  It’s catching on with agents across the country really fast.  We’ve—our managed scheduling center reduced two days from our scheduling and now it’s been scheduling added another two days, or a net of four days. And so it’s this, as they get comfortable and start using it, we think this is attracting more brokers and agents to use it.  And so we have a lot of initiatives to offset that doom and gloom I just gave you a minute ago.  It’s too early to tell, in my opinion, after two months, but it is—it will be a tremendous challenge to get this to grow, if we continue to see the same trends in January and February.

Beth Lilly: And what about just in terms of, you know, can you provide a little more insight in to just the dynamics with the competitive environment?  Is the pricing issues coming from the insurance companies portion down or is it coming from competitive actions in terms of, you know, the insurance companies say, all right, let’s make bids and then you have a competitor out there that’s engaging in less than profitable activity?

Rob Bubbs:  Well, I think it’s both.  And insurance companies are, or have—obviously if they’re off to slow starts and didn’t have the financial results they want, they’re pushing all their vendors to cut costs as we push our vendors to cut costs, et cetera.  So it’s a vicious circle.  And, so yes, we have pressure. And then, quite frankly, we walked away from an insurance company last year because the prices they asked us to work on, starting the latter part of last year and into this year, we couldn’t make a profit.  And so, I no longer want to be in business of losing money on every case we do, and so there’s that kind of pressure.  Second of all, I think there has been, based on what I see, some of the prices out there, some cost cutting irrational behavior on, maybe on our competitors, of cutting costs at this moment.  I have to say it’s not widespread.  It could become widespread but it isn’t widespread, but I scratch my head trying to figure out how some of these people are paying their examiners and delivering quality services to both the agent, the client, and the insurance company at the prices that they’re willing to work for today.  So, I think it’s a combination of both.

Beth Lilly:  Okay.  Right.  Very helpful.  Thank you.

Operator: Thank you.  Our next question comes from the line of Brad Evans of Heartland.  Please go ahead.

Brad Evans: Roy, thanks for the questions here.  In light of the sluggish start to the first quarter, are there any additional cost actions that you’re contemplating?

Roy Bubbs: We’re always reviewing costs generally.  We do it as I mentioned before, we intend—we anticipated before the fact that this could be challenging and so we actually developed in our plan additional cost cuts.  So reading into that insurance contract, two things happened.  If it continues, we continue to look for ways to cut our costs over and above what we’ve already planned and that comes in two places.  Either, you know, the hard cuts that need to be taken, the structural cuts or whatever, and the second one, though is we do have variable costs that when volume is down obviously the variable costs go away. So these variable costs are the easier of the two.  But we do, Michael and I continue to stay very focused on, of managing our expenses and we will continue to do that.  And we’re always looking at ways to improve our margins while not taking away the services and the quality of services that we need to deliver to our clients.

Brad Evans: It seems logical that perhaps some of these volumes may have just been deferred, is that—have you seen anything?  And it may be early, obviously with respect to March, but have you seen, have you seen any trends that might indicate that the sluggish volume trends you’ve seen, you know, due to some weather issues have, and the economy obviously have, have you seen any uplift here as weather has become a little less punitive?

Roy Bubbs: Yes, you know it kind of overlaps, and I think, you know, I’m a conservative kind of guy and I—but I do believe, I’m hoping and believe obviously we’re not going to deal with the weather for all our sakes.  But second of all is that what I hear in talking with the industry is they still have an optimistic point of view even though they’re off, and they’ll admit they’re off to a poor first quarter.  They have optimistic views.  They have—many of them have some kind of plans on how they’re going to either change their market, expand their markets, change products, et cetera and so the industry isn’t doom and gloom.  They’re, they believe they can expand and move in to especially the middle market areas and so forth, which generates us revenues too and is one of the reasons we’re on the street working with them to make sure we understand where they’re going, what their visions are, and what their plans are, so we can make sure our product offerings align with them.   So, yes, I’m still optimistic quite frankly.  Remember most of these people have—live on commissions.  They have to earn a living and they don’t get salaries and so they’re going to figure out a way to move good product to their consumers.

Brad Evans:  Mike, can I just get the volumes for Portamedic and Health & Wellness, as well as for Heritage for the fourth quarter?

Michael Shea: Sure.  Portamedic first.  Paramedical exams were 366,000 or 5,907 per day.  Do you need the prior year numbers also, Brad?

Brad Evans: No.

Michael Shea:  Okay.

Brad Evans: Thank you.

Michael Shea: Heritage.  Fourth quarter.  139,000 specimens tested and screenings completed in our health and wellness were 95,000 in fourth quarter 2009.

Brad Evans: Okay.  I’ll get back in to queue.  Thank you.

Michael Shea:  Thanks, Brad.

Operator:  Thank you.  Our next question comes from the line of Bill Sutherland with Boenning and Company.  Please go ahead.

Bill Sutherland:  It’s Boenning and Scattergood.  Thanks.  Roy, not to get overly focused, I guess on this goal you have for profitability, you know, in terms of exactly how it progresses, but perhaps the way to think about this given the early challenges in the year and given the programs you’re just beginning to ramp up and that kind of thing, perhaps there’s a progression to the year that would be helpful for us to think about and, you know, you’re, you know clearly I think any one’s going to normalize for what had to be dealt with in the first quarter.  So I just wonder if you want to maybe think it out loud with us on that, on that line of thinking.

Roy Bubbs:  Well a lot of our continued cost savings and so forth are, you know, effective slowly and surely throughout the year. As a result, we don’t get the immediate100% impact but they move through the whole year, and like last year we saw a lot of the things we were doing in the end of the first quarter, second quarter, early third quarter even having a material impact on us in the fourth quarter.  So from an expense point of view, we will continue to do that.  From a revenue point of view as I said to you we’re ratcheting up our Medicare Advantage but I used a general term, millions of dollars of revenue we anticipate coming from it.  Obviously if we’re just ratcheting up we’re getting very little of it.  And quite frankly to think about just the commercials of Medicare Advantage on the TV, it’s tend to get—they tend to—only people that are starting to get up in age watch these commercials.  But in November and December and January you hear a lot about them and that’s when they’re enrolling these people.

Then the second phase in Medicare Advantage is to code these people.  Do they have chronic diseases or not.  And that’s where screenings and plans, reviews and all things come into, in line in reviewing does this person have a chronic disease.  And therefore, the federal government will reimburse us more for that particular person versus another person.  So then the exam season kind of after the enrollment period kicks in.  So we should see a steady, growing flow of that for the remainder of the year.  We—the health insurance area, the new carrier that we just contracted with, that should be reasonably, my guess is based on what I’ve heard from them, is that it—that should be once we’re up, and loaded, and we have the gooey ends finished with, it should be done if it isn’t already done momentarily, we should see a reasonably consistent flow month in and month out of new participants with their sales force and their marketing is out there generating new people for that provider.

Medicare, going on some of these newer initiatives, we’re just launching this Internet based screening system that I’m extremely excited about because that—it’s really more than just generating kit revenue.  It has a great opportunity for identifying legally participants who may, that pharma may be interested in, or device selling manufacturers being interested in, in the diabetes arena.  So there is multiple opportunities for that going forward.  And if we’re right in our assumption that we think that this has multiple plays, and we are in open conversations with many other firms to deliver that kind of service.  And so, yes, we’re still emerging into the health sector and we, you know, it won’t be an even glide path upwards.

As it pertains to Portamedic.  We continue to, as I said earlier, we continue to improve our services.  We continue with our sales force to get more people interested in our Instant Scheduling.  We continue to see more and more new agents coming in to the fold.  On that, it doesn’t mean our competitors don’t go out and try to convince them to go back to their services, but we continue to see that.  Our Broker Elite program, where we have very good dialogue going with national distributors, which we think will continue to get more traction and we get more people interested in it.  So it is an evolutionary process.

Bill Sutherland: All right.

Roy Bubbs:  So.  I—that’s—I could go on and on but I think it’s a good break for me to come up for air.

Bill Sutherland:  Right.  Well, certainly diversification has got to be a plus.  Remind me to what degree—you know, what is generally the shake out down to your level if a couple of big insurance clients combine?  Is that usually negative or neutral or?

Roy Bubbs: It’s been all over the map.  I mean last year when we had a major carrier which we were getting significant amount of volume on a weekly basis, went from 1500 – 2000 exams a day, fell down to 200 exams.  Their products were being bought by other carriers and we—and I kind of know the industry well.  I kind of tracked it along with Rich Whitbeck, who everyone knows enormously well too, and where we thought the business and we believed the business was going didn’t equate to the same amount of acts (sp?) picked up from the other carriers.  So it really depends.  Merging doesn’t necessarily double the size in carriers.  It—sometimes it’s a detriment, only because that—think about a brokerage general agency for a moment who is using four, five, six companies.  They don’t want to put all their apples in one cart.  If one a—two companies roll up and they happened to be two of their companies and they tend to spread that business now to some other carriers.

Bill Sutherland:  Umm-humm.

Roy Bubbs:  So it really, you know, if it’s a career company, it’s—things shouldn’t change a lot.  If it’s a brokerage company it can or cannot.

Bill Sutherland:  Okay.  Well I thank, I thank you for the color.

Michael Shea: Thank you, Bill

Operator:  Thank you.  Our next question comes from the line of Joe Feraitola, a Private Investor.  Please go ahead.

Joe Feraitola:  Hello, Roy, Mike.

Michael Shea: Hi, Joe.

Roy Bubbs: Hi, Joe.

Joe Feraitola: I got a couple of questions.  When you were talking earlier about the snow days, Philadelphia and Washington, D.C., were you referring to the fourth quarter or the current quarter that we’re in?

Roy Bubbs: I was referring to throughout the current quarter.

Joe Feraitola: Okay.  So that’s not reflected in the numbers that were reported?  That should be in the next quarter’s numbers?

Roy Bubbs: I was setting the tone of what we’re seeing going into 2010.

Joe Feraitola: All right.  And my other question.  Have you added employees in 2009 or, I mean, I’m just trying to understand the employee count?  Do—did you add any or do you plan to add any in 2010?

Roy Bubbs: We’ve strategically hired to fill what we think are important positions to meet our goals and needs but our total head count went down.

Joe Feraitola: Okay.  My next two questions refers to, I think it’s been almost two years now, that you started a retail kit division with Heritage Lab right, where you were selling kits to Wal-Mart and stores like that?

Roy Bubbs: Yes.

Joe Feraitola: Okay.  Is there any update, progress on that?  Is that starting to work out?  Are you still—I know it’s a long time to build up but at what point do you think its, it, it’ll either be good or not good?

Roy Bubbs: Well, it continues to grow and our kits right now primarily, or the majority of them, are in the diabetes space.  And with the second half of the year the American Diabetes Association coming out and saying the A1c kit is the preferred way of measuring or—measuring diabetes, diagnosing diabetes, excuse me, we have seen some uptick lately in the amount of kits being ordered from our retailers.  But saying that we continue to expand that market place.  One of our challenges is we’re selling kits but until they’re tested we do not show, show that revenue.  And so as more and more of our—are being used, we’ll be able to see revenue growth.

Operator: Thank you.  Our next question comes from the line of Craig Pieringer with Wells Capital Management.  Please go ahead.

Craig Pieringer: Good morning.  I came on late so I  apologize if maybe you have touched on this but in the current discussion of health care reform there’s a lot of talk about limiting hospital re-admissions and I’m curious how well, or not well positioned are your Portamedic assets to address this burgeoning need?

Roy Bubbs: We are, we are working very aggressively on that business to position our resources to be part of the solution.

Craig Pieringer: And that’s all you have to say about that?  That means you’re working hard, you’re aware of it and working hard but nothing more specific?

Roy Bubbs: Well, we’re very aware of it.  We’re very aware of it prior to even the dialogue coming out of Washington.  We are looking at various ways.  We’re in conversation with medical providers, et cetera in looking at ways and our low cost, national footprint can help them effect lower re-admissions and really, that’s really all I really want to say today on it.

Craig Pieringer: Okay, Roy.  Thanks.

Operator: Thank you.  As a reminder, ladies and gentlemen, if you would like to ask a question, please press star, one at this time.

Our next question is a follow up from the line of Dennis Van Zelfden with Brazos Research.  Please go ahead.

Dennis Van Zelfden: Mike, did you give us an EBITDA number for the year?

Michael Shea: I don’t believe I did but I can now.  EBITDA for the year was 6.2 million, 3.4 for the quarter.

Dennis Van Zelfden: And does the 6.2 include, I guess it would include the restructuring charges or is that an adjusted kind of number?

Michael Shea: No, that’s not adjusted. That does include restructuring.  There was—you would add another 1.2 on that, after that, for the year if you were to exclude restructuring.

Dennis Van Zelfden:  Okay.  And…

Michael Shea: And it does not include share-based compensation. That was 700,000 for the year.

Dennis Van Zelfden: Okay.  Thank you for that.  Secondarily, what was CAPEX?  What is CAPEX expected to be for 2010?

Michael Shea: CAPEX right now we’re looking in that $4.5 to $5 million range.  We have a number of new initiatives coming on board related to some of the revenue initiatives that Roy was discussing.  So right now I’d have to say that’s certainly a manageable number.  If the revenue doesn’t come out to where it’s forecast to come out, we will certainly manage that down, but right now it’s forecasted 4.5 to 5 million.

Dennis Van Zelfden: Okay.  With respect to the uses of the rest of your cash, I guess in tough times like this you’d just be comfortable keeping your cash or do you have some other specific ideas about it?

Michael Shea: Well certainly I agree with your sentiment that cash is king in a tough environment like this especially what we’re seeing in the insurance industry.  But we are going to be using some of it for these, you know, revenue initiatives and building some of these new revenue streams in 2010.  But right now that, there is no other dedicated usage in 2010 for that cash.

Dennis Van Zelfden: Okay.  And lastly, I know I can get this from the K but what is your loss carry forward?

Michael Shea: Loss carry forward Federal is about $80 million, our federal NOLS.    Our State is in excess of 100 million.  That’s primarily goodwill and depreciation and was written off several years ago.   Deductible goodwill.

Dennis Van Zelfden: All right.  Thank you very much.

Michael Shea: Thank you, Dennis.

Operator: Thank you.  Our next question is also a follow up from the line of Brad Evans with Heartland Advisors.  Please go ahead.

Brad Evans: Most of them have been asked but I’m just curious with the higher capital spending you foresee this year, do you expect to still be free cash flow positive?

Michael Shea: Yes, if the revenue holds and we are profitable for the year, yes.

Brad Evans: And just one last question on Portamedic, just because it seems like that’s the obvious concern today.  Just within the context of normal seasonality the first quarter would historically be—how would you rank first quarter for Portamedic in terms of seasonal performance?

Roy Bubbs: It is usually one of our strongest quarters.  The second and third quarters are, are normally our weaker and the fourth quarter is strong again.

Brad Evans: And I’m sorry, Roy, just to clarify you had indicated before that, I heard and I may have missed it, but you feel that you’ve not lost any market share?  Is that correct?  Or do you feel like you’ve taken market share?

Roy Bubbs: I think the net, net is—we, we’ve probably haven’t gone—we, we’ve made progress in some of those initiatives I’ve said and picked up market share and we’ve lost some market share, because one—for several reasons.  One being we did not continue with one insurance carrier on, basically because we couldn’t make any money on it.  So probably year-over-year all the initiatives we did we probably broke even from a market share point of view.

Brad Evans: Okay.  Thank you.

Michael Shea: Thank you, Brad.

Roy Bubbs: Brad, that’s based on a lot of conversations also with the carriers where we actually do ask that question.

Operator: Thank you.  At this time I don’t show any further questions.  I would now like to turn it back over to Management for any closing remarks.  Please go ahead.

Roy Bubbs: Once again I want to thank you for all your questions today.  I appreciate it and wish you a good beginning of the year and look forward to our first quarter call.  Have a great day and thanks again.  Bye-bye.

Operator: Thank you.  Ladies and gentlemen, that does conclude our conference for today.  If you would like to listen to the replay of today’s conference please dial 303-590-3030, or 1-800-406-7325 using the access code 4259042.   Thank you for your participation.  You may now disconnect.